Exhibit 99.1

AAON REPORTS RECORD SALES & BACKLOG
FOR THE FIRST QUARTER OF 2023

TULSA, OK, May 4, 2023 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the first quarter of 2023.

Net sales for the first quarter of 2023 increased 45.5% to a record $266.0 million from $182.8 million in the first quarter of 2022. Organic volume growth and product mix contributed approximately 23.5% to year over year growth. Volume growth reflects the increased production output resulting from the Company's success in attracting and retaining employees along with continuously adapting our production in order to manage parts shortages. Additionally, we continue to realize more pricing each month with pricing comprising 22.0% of growth.

Gross profit margin in the quarter increased to 29.0%, up 380 basis points from the comparable quarter in 2022. Price increases implemented over the last year combined with moderating cost inflation were the driving factors to the gross profit margin expansion.

Earnings per diluted share in the first quarter of 2023 increased 103.0% to a record $0.67 from $0.33 in the first quarter of 2022. The increase in earnings was primarily due to robust volume growth and improved gross profit margin. As a percent of sales, SG&A expenses were 12.4%, down 20 basis points from the first quarter of 2022. Lastly, our stellar stock performance in the first quarter resulted in a large excess tax benefit of $3.8 million.

Financial Highlights:	Three Months Ended March 31,		%
	2023	2022	Change
	(in thousands, except share and per share data)
GAAP Measures
Net sales	$265,953	$182,771	45.5%
Gross profit	77,154	46,064	67.5%
Gross profit margin	29.0%	25.2%
Operating income	$44,206	$23,010	92.1%
Operating margin	16.6%	12.6%
Net income	36,814	18,059	103.9%
Earnings per diluted share	$0.67	$0.33	103.0%
Diluted average shares	55,240,638	53,950,995	2.4%

Non-GAAP Measures
EBITDA[1]	$54,594	$30,107	81.3%
EBITDA margin[1]	20.5%	16.5%
[1]These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog

March 31, 2023	December 31, 2022	March 31, 2022
(in thousands)
$599,912	$548,022	$461,400

The Company finished the first quarter of 2023 with a record backlog of $599.9 million, up 30.0% from $461.4 million a year ago, and up 9.5% from $548.0 million at the end of the fourth quarter of 2022.

Gary Fields, President and CEO, stated, “The first quarter of 2023 was another excellent quarter for AAON. We posted a fifth straight quarter of record sales. At the same time, our backlog continued to grow to record levels. Our bookings are still very strong and continue to grow, even when excluding the impact of price increases. We achieved this while continuing to expand production output and capacity. We made further investments in plant and equipment and our total headcount was up 27.3% from a year ago and up 10.4% from the end of 2022.”

Mr. Fields continued, “Our gross profit margin of 29.0%, while down compared to the fourth quarter of 2022, was in line with our expectations. As we communicated on our previous conference call, we incurred certain one-time expenses this quarter as a result of improving some employee benefits. Clearly, these investments we are making in people are paying off as demonstrated in our ability to hire. As also stated on our previous call, we continue to expect gross profit margin will improve throughout the year, particularly in the second half when we anticipate more pricing and better productivity from the capacity investments we are making in the first half of the year.”

Mr. Fields concluded, “As we sit here in the early part of the year, we remain positive on the business. The profitability of the record backlog has never been better, positioning us extremely well through at least the third quarter. Bookings also continue to trend positively, which will help carry us through year-end. Furthermore, we recently closed on our second New Markets Tax Credit transaction related to expansion of our Longview, Texas facility, along with acquiring additional properties in Tulsa. These investments will create additional production capacity, warehouse space and office space needed to continue our growth trajectory.”

As of March 31, 2023, the Company had cash and cash equivalents of $2.5 million and total debt of $83.7 million. Rebecca Thompson, CFO, commented, “Capital expenditures in the quarter were up 106.2% to $28.9 million due to our continuous investment at all locations. This along with our quarterly dividend paid on March 31st resulted in net borrowings of $12.7 million on our line of credit. That said, our balance sheet remains strong. At the end of the first quarter, our leverage ratio was 0.47. As earnings improve throughout the year and working capital becomes a source of cash, we anticipate cash flows from operations will improve, allowing us to reduce our borrowings under the line of credit while making necessary capital investments for long-term growth.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. ET to discuss the first quarter 2023 results and outlook. The conference call will be accessible via a dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is 1-877-550-1858 for domestic callers or 1-848-488-9160 for international callers, both accessible with the conference ID 1754341. To access the listen-only webcast, please register at https://app.webinar.net/v2AqQOrNY0L. On the next business day following the call, a replay of the call will be available on the Company’s website at https://AAON.com/Investors.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.

Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2023	2022
	(in thousands, except share and per share data)
Net sales	$265,953	$182,771
Cost of sales	188,799	136,707
Gross profit	77,154	46,064
Selling, general and administrative expenses	32,942	23,056
Loss (gain) on disposal of assets	6	(2)
Income from operations	44,206	23,010
Interest expense, net	(1,150)	(190)
Other income, net	114	21
Income before taxes	43,170	22,841
Income tax provision	6,356	4,782
Net income	$36,814	$18,059
Earnings per share:
Basic	$0.69	$0.34
Diluted	$0.67	$0.33
Cash dividends declared per common share:	$0.12	$—
Weighted average shares outstanding:
Basic	53,640,598	52,613,232
Diluted	55,240,638	53,950,995

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2023	December 31, 2022
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$2,515	$5,451
Restricted cash	465	498
Accounts receivable, net of allowance for credit losses of $421 and $477, respectively	160,954	127,158
Inventories, net	199,579	198,939
Contract assets	15,126	15,151
Prepaid expenses and other	5,540	1,919
Total current assets	384,179	349,116
Property, plant and equipment:
Land	8,904	8,537
Buildings	177,119	169,156
Machinery and equipment	360,628	342,045
Furniture and fixtures	31,868	30,033
Total property, plant and equipment	578,519	549,771
Less: Accumulated depreciation	253,953	245,026
Property, plant and equipment, net	324,566	304,745
Intangible assets, net	63,704	64,606
Goodwill	81,892	81,892
Right of use assets	7,166	7,123
Other long-term assets	6,407	6,421
Total assets	$867,914	$813,903

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,561	$45,513
Accrued liabilities	86,173	78,630
Contract liabilities	22,137	21,424
Total current liabilities	137,871	145,567
Revolving credit facility, long-term	83,664	71,004
Deferred tax liabilities	19,582	18,661
Other long-term liabilities	10,923	11,508
New market tax credit obligation	6,460	6,449
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,201,863 and 53,425,184 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	217	214
Additional paid-in capital	117,077	98,735
Retained earnings	492,120	461,765
Total stockholders' equity	609,414	560,714
Total liabilities and stockholders' equity	$867,914	$813,903

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2023	2022
Operating Activities	(in thousands)
Net income	$36,814	$18,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,274	7,076
Amortization of debt issuance cost	11	11
Amortization of right of use assets	29	67
(Recoveries of) provision for credit losses on accounts receivable, net of adjustments	(56)	288
Provision for excess and obsolete inventories, net of write-offs	221	220
Share-based compensation	3,519	3,112
Loss (gain) on disposition of assets	6	(2)
Foreign currency transaction gain	(2)	(9)
Interest income on note receivable	(6)	(6)
Deferred income taxes	921	973
Changes in assets and liabilities:
Accounts receivable	(33,740)	(43,244)
Income tax receivable	5,262	3,631
Inventories	(861)	(16,041)
Contract assets	25	(4,252)
Prepaid expenses and other long-term assets	(3,613)	(3,588)
Accounts payable	(16,318)	6,325
Contract liabilities	713	17,998
Extended warranties	777	68
Accrued liabilities and other long-term liabilities	847	2,511
Net cash provided by (used in) operating activities	4,823	(6,803)
Investing Activities
Capital expenditures	(28,935)	(14,031)
Cash paid in business combination, net of cash acquired	—	(249)
Proceeds from sale of property, plant and equipment	102	2
Principal payments from note receivable	14	14
Net cash used in investing activities	(28,819)	(14,264)
Financing Activities
Borrowings under revolving credit facility	105,172	25,000
Payments under revolving credit facility	(92,512)	—
Stock options exercised	15,856	2,890
Repurchase of stock	—	(3,278)
Employee taxes paid by withholding shares	(1,030)	(804)
Cash dividends paid to stockholders	(6,459)	—
Net cash provided by financing activities	21,027	23,808
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,969)	2,741
Cash, cash equivalents and restricted cash, beginning of period	5,949	3,487
Cash, cash equivalents and restricted cash, end of period	$2,980	$6,228

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA and EBITDA margin are non-GAAP measures and are susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and for the periods indicated:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net income, a GAAP measure	$36,814	$18,059
Depreciation and amortization	10,274	7,076
Interest expense, net	1,150	190
Income tax expense	6,356	4,782
EBITDA, a non-GAAP measure	$54,594	$30,107
EBITDA margin	20.5%	16.5%